Dakota Territory Resource Corp Announces Appointment of Jennifer Grafton and Amy Koenig as Directors

9/13/2021 | Press Release

Lead, South Dakota, September 13, 2021 -- Dakota Territory Resource Corp (OTCQB: DTRC) ("Dakota Territory" or the "Company") is pleased to announce that Jennifer S. Grafton and Amy K. Koenig have been appointed as directors of the Company.

"Jennifer and Amy are excellent additions to our Board", said Stephen O'Rourke, Co-Chair of the Company. "They each offer a unique set of skills and experiences that complement that of our existing Board members, in particular with their legal and corporate experience. We are very excited to welcome them to the Company."

Jennifer S. Grafton currently serves as Senior Vice President and Associate General Counsel of E2open Parent Holdings Inc. (NYSE: ETWO), a cloud-based, end-to-end supply chain management software company. Previous to E2open, Ms. Grafton worked at Westmoreland Coal Company (NASDAQ: WLB) for over a decade, most recently serving as Chief Legal Officer, Chief Administrative Officer and Secretary. Prior to Westmoreland, Ms. Grafton worked in the corporate group of various Denver-based and national law firms focusing her practice on securities and corporate governance.

Amy K. Koenig currently serves as Vice President - Governance, Corporate Secretary and Deputy General Counsel for Black Hills Corporation (NYSE: BKH), an electric and gas utility company headquartered in Rapid City, South Dakota.  Prior to joining Black Hills Corporation in 2013, Ms. Koenig spent ten years in private practice as a litigator with Gunderson, Palmer, Nelson & Ashmore, LLP.  Before beginning her legal career, Ms. Koenig held various engineering roles of increasing responsibility in both the chemical and computer industries.  Ms. Koenig also serves on the Board of Directors of the SD Mines Center for Alumni Relations and Advancement.

About Dakota Territory Resource Corp

Dakota Territory Resource Corp is a Nevada corporation with offices located at Lead, South Dakota. Dakota Territory is committed to creating shareholder value through the acquisition and responsible exploration and development of high caliber gold properties in the Homestake District of South Dakota.

Inquiries

Shareholder and Investor Inquiries: For more information, please contact Jonathan Awde at 604-761-5251 or JAwde@gold-sd.com.

Social and Public Relations Inquiries: For more information, please contact Elizabeth Sailer at 605-580-0480 or info@gold-sd.com.